EXHIBIT 99.1
LGI Homes, Inc. Reports Fourth Quarter and Full Year 2019 Results and Releases 2020 Guidance
THE WOODLANDS, Texas, February 25, 2020 (GLOBE NEWSWIRE) - LGI Homes, Inc. (Nasdaq:LGIH) today announced results for the fourth quarter 2019 and the twelve months ended December 31, 2019.
Fourth Quarter 2019 Results and Comparisons to Fourth Quarter 2018

•	Net Income increased 52.1% to $64.9 million, or $2.69 Basic EPS and $2.52 Diluted EPS

•	Net Income Before Income Taxes increased 51.0% to $84.9 million

•	Home Sales Revenues increased 42.5% to $605.6 million

•	Home Closings increased 35.8% to 2,515

•	Average Home Sales Price increased 4.9% to $240,815

•	Gross Margin as a Percentage of Homes Sales Revenues was 23.5%

•	Adjusted Gross Margin (non-GAAP) as a Percentage of Home Sales Revenues was 25.5%

•	Active Selling Communities at December 31, 2019 increased 20.5% to 106

•	48,062 Total Owned and Controlled Lots at December 31, 2019
Please see “Non-GAAP Measures” for a reconciliation of Adjusted Gross Margin (a non-GAAP measure) to Gross Margin, the most directly comparable GAAP measure.
Full Year 2019 Results and Comparisons to Full Year 2018

•	Net Income increased 15.0% to $178.6 million, or $7.70 Basic EPS and $7.02 Diluted EPS

•	Net Income Before Income Taxes increased 16.4% to $231.8 million

•	Home Sales Revenues increased 22.2% to $1.8 billion

•	Home Closings increased 18.1% to 7,690

•	Average Home Sales Price increased 3.5% to $239,032

•	Gross Margin as a Percentage of Homes Sales Revenues was 23.7%

•	Adjusted Gross Margin (non-GAAP) as a Percentage of Home Sales Revenues was 25.8%
Please see “Non-GAAP Measures” for a reconciliation of Adjusted Gross Margin (a non-GAAP measure) to Gross Margin, the most directly comparable GAAP measure.
Management Comments
“The fourth quarter completes another outstanding year at LGI Homes,” said Eric Lipar, the Company’s Chief Executive Officer and Chairman of the Board. “We finished the year with a record-breaking 7,690 home closings, achieved significant growth in home sales revenues generating $1.8 billion, increased community count by 20%, and delivered industry leading absorptions and strong operating margins resulting in $178.6 million in net income.”
“As we turn our attention to 2020, we remain disciplined in our approach and focused on delivering strong results. Building off the momentum of 2019 and the sustained strength in housing demand, we believe we are poised for continued growth and believe we are well positioned to increase closings, revenues, and community count, allowing LGI Homes to achieve our long-term goal of generating market leading returns for our stockholders. Assuming that general economic conditions, including interest rates and mortgage availability, in 2020 are similar to those experienced so far in the first quarter of 2020, we believe we will close between 8,400 and 9,400 homes and end the year between 120 and 130 active selling communities,” Lipar concluded.

2019 Fourth Quarter Results
Home closings during the fourth quarter of 2019 totaled 2,515, an increase of 35.8%, from 1,852 home closings during the fourth quarter of 2018.
At the end of the fourth quarter, active selling communities increased to 106, up from 88 communities at the end of the fourth quarter of 2018.
Home sales revenues for the fourth quarter of 2019 were $605.6 million, an increase of $180.5 million, or 42.5%, over the fourth quarter of 2018. The increase in home sales revenues is primarily due to the increase in home closings and an increase in the average home sales price during the fourth quarter of 2019.
The average home sales price for the fourth quarter of 2019 was $240,815, an increase of $11,247, or 4.9%, over the fourth quarter of 2018. The increase in average home sales price was primarily due to changes in product mix, higher price points in certain new markets and a favorable pricing environment.
Gross margin as a percentage of home sales revenues for the fourth quarter of 2019 was 23.5% as compared to 24.4% for the fourth quarter of 2018. Adjusted gross margin (non-GAAP) as a percentage of home sales revenues for the fourth quarter of 2019 was 25.5% as compared to 26.2% for the fourth quarter of 2018. The decreases in gross margin and adjusted gross margin as a percentage of home sales revenues are primarily due to higher lot costs and higher capitalized interest costs recognized for the fourth quarter of 2019 as compared to the fourth quarter of 2018. Please see “Non-GAAP Measures” for a reconciliation of adjusted gross margin (non-GAAP) to gross margin, the most comparable GAAP measure.
Net income for the fourth quarter of 2019 was $64.9 million, or $2.69 per basic share and $2.52 per diluted share, an increase of $22.2 million, or 52.1%, from $42.7 million, or $1.89 per basic share and $1.72 per diluted share, for the fourth quarter of 2018. The increase in net income is primarily attributed to operating leverage realized from the increase in home sales revenues and higher average home sales price, partially offset by lower gross margin percentage and higher capitalized interest costs recognized during the fourth quarter of 2019 as compared to the fourth quarter of 2018.
Full Year 2019 Results
Home closings for the twelve months ended December 31, 2019 increased 18.1% to 7,690 from 6,512 during the twelve months ended December 31, 2018. The increase in homes closed was largely due to the increase in the number of active selling communities in 2019.
Home sales revenues for the twelve months ended December 31, 2019 increased 22.2% to $1.8 billion compared to the twelve months ended December 31, 2018. The increase in home sales revenues is primarily due to the increase in the number of homes closed and an increase in the average home sales price.
The average home sales price was $239,032 for the twelve months ended December 31, 2019, an increase of $8,012, or 3.5%, over the twelve months ended December 31, 2018. The increase in the average home sales price was primarily due to changes in product mix, higher price points in certain new markets and a favorable pricing environment.
Gross margin as a percentage of home sales revenues for the twelve months ended December 31, 2019 was 23.7% as compared to 25.3% for the twelve months ended December 31, 2018. Adjusted gross margin (non-GAAP) as a percentage of home sales revenues for the twelve months ended December 31, 2019 was 25.8% as compared to 27.0% for the twelve months ended December 31, 2018. The decreases in gross margin and adjusted gross margin as a percentage of home sales revenues are primarily due to higher lot costs and higher capitalized interest costs for the twelve months ended December 31, 2019 as compared to the twelve months ended December 31, 2018 and, to a lesser extent, to 583 wholesale home closings during 2019, compared to 466 wholesale home closings during 2018. Please see “Non-GAAP Measures” for a reconciliation of adjusted gross margin (non-GAAP) to gross margin, the most comparable GAAP measure.
Net income of $178.6 million, or $7.70 per basic share and $7.02 per diluted share, for the twelve months ended December 31, 2019 increased $23.3 million, or 15.0%, from $155.3 million for the twelve months ended December 31,

2018. This increase is primarily attributed to operating leverage realized from the increase in home sales revenues and higher average sales price, offset by lower gross margin percentage during 2019 as compared to 2018.
Outlook
Subject to the caveats in the Forward-Looking Statements section of this press release, the Company offers the following guidance for 2020. The Company believes it will have between 120 and 130 active selling communities at the end of 2020 and close between 8,400 and 9,400 homes in 2020. In addition, the Company believes 2020 gross margin as a percentage of home sales revenues will be in the range of 22.5% and 24.5% and 2020 adjusted gross margin (non-GAAP) as a percentage of home sales revenues will be in the range of 24.5% and 26.5% with capitalized interest accounting for substantially all of the difference between gross margin and adjusted gross margin. The Company also believes that the average home sales price in 2020 will be between $235,000 and $245,000. This outlook assumes that general economic conditions, including interest rates and mortgage availability, in the remainder of 2020 are similar to those experienced so far in the first quarter of 2020 and that average home sales price, construction costs, availability of land, land development costs and overall absorption rates in the remainder of 2020 are consistent with the Company’s recent experience.
Earnings Conference Call
The Company will host a conference call via live webcast for investors and other interested parties beginning at 12:30 p.m. Eastern Time on Tuesday, February 25, 2020 (the “Earnings Call”). The Earnings Call will be hosted by Eric Lipar, Chief Executive Officer and Chairman of the Board, and Charles Merdian, Chief Financial Officer.
Participants may access the live webcast by visiting the Investor Relations section of the Company’s website at www.LGIHomes.com. The Earnings Call can also be accessed by dialing (855) 433-0929, or (970) 315-0256 for international participants.
An archive of the webcast will be available on the Company’s website for approximately 12 months. A replay of the Earnings Call will also be available later that day by calling (855) 859-2056, or (404) 537-3406, using conference id “5670736”. This replay will be available until March 3,2020.
About LGI Homes, Inc.
Headquartered in The Woodlands, Texas, LGI Homes, Inc. engages in the design, construction and sale of homes in Texas, Arizona, Florida, Georgia, New Mexico, Colorado, North Carolina, South Carolina, Washington, Tennessee, Minnesota, Oklahoma, Alabama, California, Oregon, Nevada, West Virginia and Virginia. Recently recognized as the 10th largest residential builder in America, based on units closed, the Company has a notable legacy of more than 16 years of homebuilding operations, over which time it has closed more than 35,000 homes. For more information about the Company and its new home developments, please visit the Company’s website at www.LGIHomes.com.

Forward-Looking Statements
Any statements made in this press release or on the Earnings Call that are not statements of historical fact, including statements about the Company’s beliefs and expectations, are forward-looking statements within the meaning of the federal securities laws, and should be evaluated as such. Forward-looking statements include information concerning projected 2020 home closings, year-end active selling communities, gross margin as a percentage of home sales revenues, adjusted gross margin as a percentage of home sales revenue, and average home sales price, as well as market conditions and possible or assumed future results of operations, including descriptions of the Company’s business plan and strategies. These forward-looking statements can be identified by the use of forward-looking terminology, including the terms “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “plan,” “potential,” “predict,” “projection,” “should,” “will” or, in each case, their negative, or other variations or comparable terminology. For more information concerning factors that could cause actual results to differ materially from those contained in the forward-looking statements please refer to the “Risk Factors” section in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, including the “Cautionary Statement about Forward-Looking Statements” subsection within the “Risk Factors” section, and subsequent filings by the Company with the Securities and Exchange Commission. The Company bases these forward-looking statements or projections on its current expectations, plans and assumptions that it has made in light of its experience in the industry, as well as its perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances and at such time. As you read and consider this press release or listen to the Earnings Call, you should understand that these statements are not guarantees of future performance or results. The forward-looking statements and projections are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements or projections. Although the Company believes that these forward-looking statements and projections are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect the Company’s actual results to differ materially from those expressed in the forward-looking statements and projections. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. If the Company does update one or more forward-looking statements, there should be no inference that it will make additional updates with respect to those or other forward-looking statements.

LGI HOMES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	December 31,
	2019	2018
ASSETS
Cash and cash equivalents	$38,345	$46,624
Accounts receivable	56,390	42,836
Real estate inventory	1,499,624	1,228,256
Pre-acquisition costs and deposits	37,244	45,752
Property and equipment, net	1,632	1,432
Other assets	16,241	15,765
Deferred tax assets, net	4,621	2,790
Goodwill	12,018	12,018
Total assets	$1,666,115	$1,395,473

LIABILITIES AND EQUITY
Accounts payable	$12,495	$9,241
Accrued expenses and other liabilities	117,868	76,555
Notes payable	690,559	653,734
Total liabilities	820,922	739,530

COMMITMENTS AND CONTINGENCIES
EQUITY
Common stock, par value $0.01, 250,000,000 shares authorized, 26,398,409 shares issued and 25,359,409 shares outstanding as of December 31, 2019 and 23,746,385 shares issued and 22,707,385 shares outstanding as of December 31, 2018	264	237
Additional paid-in capital	252,603	241,988
Retained earnings	610,382	431,774
Treasury stock, at cost 1,039,000 shares	(18,056)	(18,056)
Total equity	845,193	655,943
Total liabilities and equity	$1,666,115	$1,395,473

LGI HOMES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Home sales revenues	$605,649	$425,160	$1,838,154	$1,504,400

Cost of sales	463,435	321,602	1,401,675	1,124,484
Selling expenses	37,395	29,320	131,561	109,460
General and administrative	20,822	18,809	77,380	70,345
Operating income	83,997	55,429	227,538	200,111
Loss on extinguishment of debt	—	—	169	3,599
Other income, net	(874)	(780)	(4,463)	(2,586)
Net income before income taxes	84,871	56,209	231,832	199,098
Income tax provision	20,001	13,556	53,224	43,812
Net income	$64,870	$42,653	$178,608	$155,286
Earnings per share:
Basic	$2.69	$1.89	$7.70	$6.89
Diluted	$2.52	$1.72	$7.02	$6.24

Weighted average shares outstanding:
Basic	24,143,124	22,737,294	23,191,595	22,551,762
Diluted	25,718,111	24,743,108	25,430,841	24,892,274

Non-GAAP Measures

In addition to the results reported in accordance with U.S. GAAP, the Company has provided information in this press release relating to adjusted gross margin.
Adjusted gross margin is a non-GAAP financial measure used by management as a supplemental measure in evaluating operating performance. The Company defines adjusted gross margin as gross margin less capitalized interest and adjustments resulting from the application of purchase accounting included in the cost of sales. Management believes this information is useful because it isolates the impact that capitalized interest and purchase accounting adjustments have on gross margin. However, because adjusted gross margin information excludes capitalized interest and purchase accounting adjustments, which have real economic effects and could impact results, the utility of adjusted gross margin information as a measure of operating performance may be limited. In addition, other companies may not calculate adjusted gross margin information in the same manner that the Company does. Accordingly, adjusted gross margin information should be considered only as a supplement to gross margin information as a measure of the Company’s performance.
The following table reconciles adjusted gross margin to gross margin, which is the GAAP financial measure that management believes to be most directly comparable (dollars in thousands, unaudited):

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Home sales revenues	$605,649	$425,160	$1,838,154	$1,504,400
Cost of sales	463,435	321,602	1,401,675	1,124,484
Gross margin	142,214	103,558	436,479	379,916
Capitalized interest charged to cost of sales	11,336	7,226	35,230	24,311
Purchase accounting adjustments (1)	1,067	561	3,324	1,408
Adjusted gross margin	$154,617	$111,345	$475,033	$405,635
Gross margin % (2)	23.5%	24.4%	23.7%	25.3%
Adjusted gross margin % (2)	25.5%	26.2%	25.8%	27.0%

(1)
Adjustments result from the application of purchase accounting for acquisitions and represent the amount of the fair value step-up adjustments included in cost of sales for real estate inventory sold after the acquisition dates.

(2)	Calculated as a percentage of home sales revenues.

Home Sales Revenues, Home Closings, Average Home Sales Price (ASP), Average Community Count and Average Monthly Absorption Rates by Reportable Segment
(Revenues in thousands, unaudited)

	Three Months Ended December 31, 2019
	Revenues	Home Closings	ASP	Average Community Count	Average Monthly Absorption Rate
Central	$217,030	962	$225,603	32.7	9.8
Southeast	126,131	582	216,720	28.7	6.8
Northwest	96,802	260	372,315	13.7	6.3
West	96,993	389	249,339	13.7	9.5
Florida	68,693	322	213,332	15.7	6.9
Total	$605,649	2,515	$240,815	104.3	8.0

	Three Months Ended December 31, 2018
	Revenues	Home Closings	ASP	Average Community Count	Average Monthly Absorption Rate
Central	$182,613	865	$211,113	31.3	9.2
Southeast	92,089	445	206,942	21.0	7.1
Northwest	62,676	171	366,526	11.3	5.0
West	43,043	156	275,917	9.0	5.8
Florida	44,739	215	208,088	12.7	5.7
Total	$425,160	1,852	$229,568	85.3	7.2

	Year Ended December 31, 2019
	Revenues	Home Closings	ASP	Average Community Count	Average Monthly Absorption Rate
Central	$724,981	3,304	$219,425	33.0	8.3
Southeast	347,817	1,592	218,478	24.5	5.4
Northwest	304,294	827	367,949	12.4	5.6
West	271,186	1,056	256,805	12.8	6.9
Florida	189,876	911	208,426	13.1	5.8
Total	$1,838,154	7,690	$239,032	95.7	6.7

	Year Ended December 31, 2018
	Revenues	Home Closings	ASP	Average Community Count	Average Monthly Absorption Rate
Central	$623,751	2,937	$212,377	30.7	8.0
Southeast	271,073	1,324	204,738	18.7	5.9
Northwest	277,567	760	365,220	10.3	6.1
West	151,059	627	240,923	9.3	5.6
Florida	180,950	864	209,433	11.6	6.2
Total	$1,504,400	6,512	$231,020	80.6	6.7

CONTACT:     Investor Relations:
        Caitlin Stiles, (281) 210-2619
        InvestorRelations@LGIHomes.com